   CONSULTING AGREEMENT

This consulting agreement (the “Agreement”) is made and entered into between Tactical Air Defense Services, Inc., a Nevada corporation whose registered place of business is 123 W. Nye Lane, Carson City, NV 89706 (hereinafter, the "Company"), and MBC Consulting L.L.C., a Florida corporation whose principle place of business is 2402 Venetian Way., Boynton Beach, Florida 33426 (hereinafter referred to as “Consultant”).

In consideration of the mutual covenants set forth below, the Company agrees to retain Consultant, and Consultant agrees to be retained by the Company commencing on this _____day of August, 2010 (hereinafter, the “Effective Date”), and as set forth in this Agreement.

1. Consulting Services

In its capacity as consultant to the Company, Consultant will perform the following services:

a.	Provide management, financial, and strategy advice to the Company; and

b.	Provide such other advice, assistance, or services as may be reasonably requested by the Company as mutually agreed upon by Consultant and the Company.

2. Fees

Consultant’s compensation for acting as consultant to the Company during the term of this Agreement and pursuant to this Agreement will be the following fees:

a.	Consultant shall be given a grant of 15,000,000 fully-vested restricted shares of common stock of the Company, as an inducement to enter into this Agreement.

b.
Consultant shall be entitled to reimbursement of any or all reasonably incurred out-of-pocket expenses incurred in the performance of the functions and duties under this Agreement.  In order to receive reimbursement, Consultant must timely provide the Company with an itemized account of all expenditures, along with suitable receipts therefore.

3. Term

It is understood that the Company hereby engages Consultant to act as consultant for a twelve-month period (the “Term”) commencing on the Effective Date of this Agreement.

4. Information

In connection with Consultant's activities on the Company's behalf, the Company will cooperate with Consultant and will furnish Consultant with all information and data concerning the Company which Consultant reasonably believes appropriate to the performance of services contemplated by this Agreement (all such information so furnished being the "Information") and will provide Consultant with reasonable access to the Company's officers, directors, employees, independent accountants, and legal counsel.  The Company recognizes and confirms that Consultant (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by the Agreement, without having independently verified same, and (ii) does not assume responsibility for the accuracy of completeness of the Information and such other information.  The Information to be furnished by the Company, when delivered, will be, to the best of the Company's knowledge, true and correct in all material respects and will not contain any material misstatements of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Company will promptly notify Consultant if it learns of any material inaccuracy or misstatement in, or material omission from any information thereto delivered to Consultant.

5.	Covenant

a.
Consultant agrees not to use, disclose, or communicate, in any manner, proprietary information about the Company, its operations, clientele, or any other proprietary information, that relate to the business of the Company.  This includes, but is not limited to, the names of the Company’s customers, clients, vendors, employees, or independent contractors, or any other information of any kind which would be deemed confidential or proprietary information of the Company.

b.
Consultant agrees that for a period of two (2) years following termination or expiration of this Agreement, for any reason whatsoever, Consultant will not solicit, including but not limited to the following: customers, clients, vendors, employees, or independent contractors, of the Company.

6.	Indemnification for Third-Party Claims

The Company agrees to indemnify and hold harmless Consultant to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Consultant is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Consultant’s acting for the Company, including, without limitation, any act or omission by Consultant in connection with his/her acceptance of or the performance or nonperformance of his/her duties and obligations under this Agreement, provided, however, such indemnification shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Consultant.

If any action, suit, proceeding, or investigation is commenced, as to which Consultant proposes to demand indemnification, he/she shall notify the Company with reasonable promptness.  Consultant shall have the right to retain counsel of his/her own choice to represent him/her, which counsel shall be reasonably acceptable to the Company, and the Company shall pay the fees, expenses, and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Consultant.  The Company shall not, without the prior written consent of Consultant, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Consultant of an unconditional and irrevocable release from all liability in respect of such claim.

Neither termination nor completion of this Agreement shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

7. Governing Law and Jurisdiction

The validity and interpretation of this Agreement, and any claim or dispute of any kind or nature whatsoever arising from out of or in any way relating to the Agreement, directly or indirectly, shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules),  and any claims be brought against the Company related to the terms or conditions of this Agreement shall be brought within a court of competent jurisdiction within the county of Palm Beach County, Florida.

8. Enforceability

If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a provision or term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

9. Entire Agreement

This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements, and understanding relating to the matters provided for herein.  No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth-in writing signed by a duly authorized representative of each party.

10. Company Authority

The Company has all requisite corporate power and authority to enter into this Agreement, and the services contemplated hereby.  This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid, and binding agreement of the Company, enforceable in accordance with its terms.

11. Consultant Authority

Consultant has all requisite corporate power and authority to enter into this Agreement.  This Agreement has been duly and validly authorized by all necessary corporate action on the part of Consultant and has been duly executed and delivered by Consultant and constitutes a legal, valid, and binding agreement of Consultant, enforceable in accordance with its terms.

12. Counterparts

For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Agreed to on the date first written above, by and between:

MBC Consulting L.L.C. (“Consultant”)
Marc Brannigan, Managing Member

Tactical Air Defense Services, Inc. (“Company”)
Alexis Korybut, President & CEO